Exhibit 99.1

Timberland Reports First-Quarter 2010 Results

STRATHAM, N.H.--(BUSINESS WIRE)--April 29, 2010--The Timberland Company (NYSE: TBL) today reported first-quarter 2010 net income of $25.7 million and diluted earnings per share of $0.47. These results compare to first-quarter 2009 net income of $15.9 million and diluted earnings per share of $0.27.

First-Quarter 2010 Results Summary:

  Revenue increased 6.9% to $317.0 million compared to the prior year period, reflecting growth across North America, Europe and Asia and favorable foreign exchange rate impacts. Foreign exchange rate changes increased first-quarter 2010 revenue by approximately $10.8 million, or 3.7%, due to the weakening of the U.S. Dollar relative to the Euro and the British Pound.
  North America revenue increased 1.7% to $121.9 million compared to the prior year period, driven by growth in apparel and accessories. Europe revenue increased 8.7% to $151.6 million versus 2009 first-quarter levels, and increased 2.6% on a constant dollar basis. Benefits from foreign exchange and double-digit growth in the UK and Italy, the Company’s two largest markets in Europe, were partially offset by declines in the European distributor business. Asia revenue increased 16.9% to $43.5 million compared to the prior year period, and increased 12.6% on a constant dollar basis. Revenue in China more than doubled compared to the prior year period and Taiwan posted double-digit growth for the quarter.
  Global footwear revenue increased 6.6% to $225.5 million from the first quarter of 2009, driven primarily by improved wholesale results in Asia and Europe, benefits from foreign exchange, and higher comparable store sales globally. Apparel and accessories revenue increased 8.9% to $85.7 million compared to the prior year period, due to revenue growth in Timberland® retail stores in North America, Europe, and Asia, and increased sales through wholesale partners in North America and Asia. Royalty and other revenue decreased 8.7% to $5.8 million compared to the prior year period primarily due to a decline in licensed kids’ apparel in Europe.
  Global wholesale revenue was up 6.1% to $231.9 million compared to the prior year period, due to double-digit growth in Asia and positive growth in Europe. Worldwide consumer direct revenue increased 9.1% to $85.1 million from the first quarter of 2009, driven by solid comparable store sales growth. Comparable store sales were up 4.5% compared to the first quarter of 2009 in specialty and outlet stores across North America, Europe, and Asia. The Company had 220 stores, shops, and outlets worldwide at the end of the first quarter of 2010 compared to 216 at the end of the first quarter of 2009.
  Operating income for the first quarter of 2010 was $39.4 million compared to operating income of $18.2 million in the prior year period. This improvement in operating income was driven by an increase in gross margin primarily due to favorable product and channel mix, benefits from foreign exchange, and lower product costs.
  In the first quarter of 2010, the effective tax rate was 34.3% compared to 11.0% in the first quarter of 2009. The tax rate for the first quarter of 2009 reflected a non-cash tax benefit of $6.4 million from the reversal of specific tax reserves due to the closure of certain tax audits.
  In connection with its stock buyback program, the Company repurchased approximately 1.0 million shares in the first quarter of 2010 at a cost of approximately $20.0 million.
  The Company ended the quarter with $238.5 million in cash and no debt. Accounts receivable decreased 8.5% to $157.6 million compared to the prior year period, due to strong collections in all regions. Inventory at quarter end was $136.9 million, down 15.9% versus 2009 first-quarter levels, reflecting the Company’s continued focus on working capital.

Jeffrey B. Swartz, Timberland’s President and Chief Executive Officer, stated, “We have had a solid start to 2010 and we are pleased to see that our product and brand initiatives are gaining traction. Our focus on these strategies is beginning to translate to top-line growth, and while we are encouraged by our revenue growth and earnings improvement, we are cautious about the pressures we are seeing on input costs such as leather and transportation as well as labor costs in China. That said, our financial and operational discipline allows us the flexibility to expand targeted growth initiatives. By re-asserting our heritage strength in the outdoor category and finding unique ways to link value and values in products like our Earthkeepers™ line, we continue to position Timberland for long-term success.”

Note that comments made by the Company and Mr. Swartz are based on current expectations. These comments may be forward-looking, and actual results may differ materially.

As previously announced, the Company will be hosting a conference call to discuss first-quarter results today at 8:25 AM Eastern Time. Interested parties may listen to this call through the investor relations section of the Company’s website, www.timberland.com, or by calling 706.643.2916 and providing access code number 65645488. Replays of this conference call will be available through the investor relations section of the Company’s website.

Timberland (NYSE: TBL) is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories for consumers who value the outdoors and their time in it. Timberland markets products under the Timberland®, Timberland PRO®, SmartWool®, Timberland Boot Company®, howies®, Mountain Athletics® and IPATH® brands, all of which offer quality workmanship and detailing and are built to withstand the elements of nature. Timberland’s products can be found in leading department and specialty stores as well as Timberland® retail stores throughout North America, Europe, Asia, Latin America, Africa and the Middle East. More information about Timberland is available in its reports filed with the Securities and Exchange Commission (SEC).

Certain statements in this press release including, without limitation, the statement by Mr. Swartz above, may be forward looking or “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include statements regarding Timberland’s future financial results, are subject to risks, uncertainties and assumptions and are not guarantees of future financial performance or expected benefits. These risks, uncertainties and assumptions could cause Timberland’s results to be materially different from any future results or expected benefits expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include, but are not limited to: (i) Timberland’s ability to successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) Timberland’s ability to execute key strategic initiatives; (iii) Timberland’s ability to procure a majority of its products from independent manufacturers; (iv) changes in foreign exchange rates; (v) Timberland’s ability to obtain adequate materials at competitive prices; and (vi) other factors, including those detailed from time to time in Timberland’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and other filings we make with the SEC. Timberland undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

This press release includes discussion of constant dollar revenue change (which excludes the impact of changes in foreign currency exchange rates), which is a non-GAAP measure. As required by SEC rules, the Company has provided reconciliations of this measure on attached tables that follow its financial statements. Additional required information regarding this non-GAAP measure is located in the Form 8-K furnished to the SEC on April 29, 2010.

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands)

	April 2, 2010	December 31, 2009	April 3, 2009
Assets
Current assets
Cash and equivalents	$238,540	$289,839	$159,195
Accounts receivable, net	157,615	149,178	172,280
Inventory, net	136,941	158,541	162,783
Prepaid expense	29,374	32,863	37,576
Prepaid income taxes	14,389	11,793	16,752
Deferred income taxes	24,448	26,769	21,974
Derivative assets	5,444	1,354	4,886
Total current assets	606,751	670,337	575,446

Property, plant and equipment, net	66,245	69,820	74,576
Deferred income taxes	15,379	14,903	17,204
Goodwill and intangible assets, net	89,001	89,885	90,382
Other assets, net	13,652	14,962	10,423

Total assets	$791,028	$859,907	$768,031

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$44,265	$79,911	$56,159
Accrued expense and other current liabilities	88,422	125,500	80,275
Income taxes payable	20,279	21,959	17,841
Deferred income taxes	261	48	184
Derivative liabilities	60	389	1,212
Total current liabilities	153,287	227,807	155,671

Other long-term liabilities	37,796	36,483	33,398

Stockholders’ equity	599,945	595,617	578,962

Total liabilities and stockholders’ equity	$791,028	$859,907	$768,031

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Per Share Data)

	For the Quarter Ended
	April 2, 2010	April 3, 2009
Revenue	$317,042	$296,648
Cost of goods sold	159,059	159,959

Gross profit	157,983	136,689

Operating expense
Selling	92,696	92,268
General and administrative	25,899	25,417
Impairment of intangible asset	-	925
Restructuring	-	(104)
Total operating expense	118,595	118,506

Operating income	39,388	18,183

Other income/(expense), net
Interest, net	(66)	319
Other, net	(133)	(663)
Total other income/(expense), net	(199)	(344)

Income before provision for income taxes	39,189	17,839

Provision for income taxes	13,442	1,962

Net income	$25,747	$15,877

Earnings per share
Basic	$0.48	$0.28
Diluted	$0.47	$0.27
Weighted-average shares outstanding
Basic	54,166	57,108
Diluted	54,643	57,802

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)

	For the Quarter Ended
	April 2, 2010	April 3, 2009
Cash flows from operating activities:
Net income	$25,747	$15,877
Adjustments to reconcile net income to net cash used by operating activities:
Deferred income taxes	1,352	2,215
Share-based compensation	1,558	811
Depreciation and other amortization	6,545	7,141
Provision for losses on accounts receivable	1,468	1,912
Impairment of intangible asset	-	925
Tax expense from share-based compensation, net of excess benefit	(55)	(295)
Unrealized (gain)/loss on derivatives	(163)	34
Other non-cash (credits)/charges, net	(258)	828
Increase/(decrease) in cash from changes in operating assets and liabilities, net of the effect of business combinations:
Accounts receivable	(13,003)	(7,925)
Inventory	20,618	16,656
Prepaid expense and other assets	3,723	(1,652)
Accounts payable	(37,065)	(40,269)
Accrued expense	(34,145)	(31,261)
Prepaid income taxes	(2,596)	(65)
Income taxes payable	(325)	(9,040)
Other liabilities	284	(201)
Net cash used by operating activities	(26,315)	(44,309)

Cash flows from investing activities:
Acquisition of business and purchase price adjustments, net of cash acquired	-	(1,516)
Additions to property, plant and equipment	(2,818)	(2,838)
Other	23	(61)
Net cash used by investing activities	(2,795)	(4,415)

Cash flows from financing activities:
Common stock repurchases	(19,512)	(9,127)
Issuance of common stock	719	670
Excess tax benefit from stock option and employee stock purchase plans	303	99
Other	(451)	(170)
Net cash used by financing activities	(18,941)	(8,528)

Effect of exchange rate changes on cash and equivalents	(3,248)	(742)

Net decrease in cash and equivalents	(51,299)	(57,994)
Cash and equivalents at beginning of period	289,839	217,189
Cash and equivalents at end of period	$238,540	$159,195

THE TIMBERLAND COMPANY
REVENUE ANALYSIS
(Amounts in Thousands, Unaudited)

	For the Quarter Ended
	April 2, 2010	April 3, 2009

Revenue by Segment:
North America	$121,858	$119,858	1.7%
Europe	151,630	139,529	8.7%
Asia	43,554	37,261	16.9%
Total Revenue	$317,042	$296,648	6.9%

Revenue by Product:
Footwear	$225,561	$211,641	6.6%
Apparel and Accessories	85,689	78,664	8.9%
Royalty and Other	5,792	6,343	-8.7%

Revenue by Channel:
Wholesale	$231,954	$218,625	6.1%
Consumer Direct	85,088	78,023	9.1%

Comparable Store Sales:
Domestic Retail	2.7%	-9.8%
Global Retail	4.5%	-1.6%

THE TIMBERLAND COMPANY
RECONCILIATION OF TOTAL COMPANY,
NORTH AMERICA, EUROPE AND ASIA REVENUE CHANGES
TO CONSTANT DOLLAR REVENUE CHANGES
(Amounts in Thousands, Unaudited)

Total Company Revenue Reconciliation:
	For the Quarter Ended
	April 2, 2010
	$ Change	% Change
Revenue increase (GAAP)	$20,394	6.9%
Increase due to foreign exchange rate changes	10,813	3.7%
Revenue increase in constant dollars	$9,581	3.2%

North America Revenue Reconciliation:
	For the Quarter Ended
	April 2, 2010
	$ Change	% Change
Revenue increase (GAAP)	$2,000	1.7%
Increase due to foreign exchange rate changes	787	0.7%
Revenue increase in constant dollars	$1,213	1.0%

Europe Revenue Reconciliation:
	For the Quarter Ended
	April 2, 2010
	$ Change	% Change
Revenue increase (GAAP)	$12,101	8.7%
Increase due to foreign exchange rate changes	8,420	6.1%
Revenue increase in constant dollars	$3,681	2.6%

Asia Revenue Reconciliation:
	For the Quarter Ended
	April 2, 2010
	$ Change	% Change
Revenue increase (GAAP)	$6,293	16.9%
Increase due to foreign exchange rate changes	1,606	4.3%
Revenue increase in constant dollars	$4,687	12.6%

Constant dollar revenue changes, which exclude the impact of changes in foreign exchange rates, are not Generally Accepted Accounting Principle (“GAAP”) performance measures. We calculate constant dollar revenue changes by recalculating current year revenue using the prior year’s exchange rates and comparing it to prior year revenue reported on a GAAP basis. We provide constant dollar revenue changes for Total Company, North America, Europe, and Asia revenues because we use the measures to understand the underlying growth rate of revenue excluding the impact of items that are not under management’s direct control, such as changes in foreign exchange rates.

CONTACT:
The Timberland Company
Kaitlyn Bruder, 603-773-1655
Investor Relations